Exhibit 10.18

November 9, 2025

WISEKEY SA

and

WISESAT.SPACE CORP

LICENSE AGREEMENT

BY AND BETWEEN :

(1)	WISEKEY SA, a Swiss limited liability company with offices located at General-Guisan-Strasse 6, 6300 Zug, Switzer-land (“Licensor”) ;

AND

(2)	WISESAT.SPACE CORP, a company incorporated and registered in the British Virgin Islands under Company No. 20250617 (the “Licensee”).

Licensee and Licensor are hereinafter collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS :

(A)	Licensor owns the entire right, title, and interest in and has the right to license to Licensee the Software and the Trademark (as defined below);

(B)	Licensee operates a constellation of satellites offering space to device communications to customers (the “Business”); and

(C)	Licensee wishes to obtain, and Licensor is willing to grant to Licensee, a license under the Software and the Trademark on the terms and conditions set out in this agreement (the “Agreement”).

NOW, THEREFORE THE PARTIES AGREE AS FOLLOWS:

1.	Definitions.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or other, whether at law, in equity, or otherwise.

“Affiliate” of a Party means any person that, directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with, such Party. The term “controlled” for purposes of this Agreement means the direct or indirect ownership of more than fifty percent (50%) of the voting rights of a person.

“Agreement” has the meaning set forth in the preamble.

“Confidential Information” has the meaning set forth in Section 8.1.

“Disclosing Party” has the meaning set forth in Section 8.1.

“Documentation” means Licensor’s user manuals, handbooks, and installation guides relating to the Software that Licensor provides or makes available to Licensee in any form or medium which describe the functionality, components, features, or requirements of the Software, including any aspect of the installation, configuration, integration, operation, or use of the Software.

“Effective Date” means the execution date of this Agreement.

“Indemnitee” has the meaning set forth in Section 11.3.

“Indemnitor” has the meaning set forth in Section 11.3.

“Intellectual Property Rights” means any and all registered and unregistered rights granted, applied for, or otherwise now or hereafter in existence under or related to any patent, copyright, trademark, trade secret, database protection, or other intellectual property rights Laws, and all similar or equivalent rights or forms of protection, in any part of the world.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, or other requirement of any federal, state, local, or foreign government or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction.

“Licensee Indemnitee” has the meaning set forth in Section 11.1.

“Licensor Indemnitee” has the meaning set forth in Section 11.2.

“Losses” means all losses, damages, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the costs of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Maintenance Release” means any update, upgrade, release, or other adaptation or modification of the Software, including any updated Documentation, that Licensor may provide to Licensee from time to time during the Term, which may contain, among other things, error corrections, enhancements, improvements, or other changes to the user interface, functionality, compatibility, capabilities, performance, efficiency, or quality of the Software, and includes any New Version.

“New Version” means any new version of the Software that Licensor may from time to time introduce and market generally as a distinct licensed product (as may be indicated by Licensor’s designation of a new version number).

“Open Source Components” means any software component that is subject to any open source license agreement.

“Open Source License” has the meaning set forth in Section 2.3.

“Payment Failure” has the meaning set forth in Section 13.2(a).

“Permitted Use” means use of the Software and Trademark for the purpose of

(i) with respect to INes, issuing object digital certificates to customers, either directly or via SEALCOIN, (ii) with respect to WISeID, issuing user digital certificates to customers, in each case for use in connection with the Business and (ii) for Licensee’s promotional use with the Business.

“Person” means an individual, corporation, partnership, joint venture, limited liability entity, governmental authority, unincorporated organization, trust, association, or other entity.

“Receiving Party” has the meaning set forth in Section 8.1.

“Representatives” means, with respect to a Party, that Party’s and its

Affiliates’ employees, officers, directors, consultants, agents, independent contractors, service providers, sublicensees, subcontractors, and legal advisors.

“SEALCOIN” means the SEALCOIN agent and platform owned by SEALCOIN AG, an Affiliate of Licensor, which is designed to enable and empower devices within the Internet of Things (IoT) ecosystem and IA agents to autonomously transact and manage service-for payment exchanges, which; Licensee can issue object digital certificates to customers via SEALCOIN, which is connected to INes.

“Software” means the executable, object code version of (i) INes (version 1.2 and release number 39), a managed Public Key Infrastructure (PKI)-as-a-Service platform tailored for IoT (Internet of Things) devices and providing services to issue, manage, and use digital identities (certificates, keys), (ii) WISeID (version 2), a digital identity and privacy platform offering users tools to establish, validate, and use a trusted digital identity for secure interactions, and (iii) any Maintenance Releases provided to Licensee pursuant to this Agreement.

“Term” has the meaning set forth in Section 13.1.

“Third-Party Materials” means materials and information, in any form or medium, that are not proprietary to Licensor, including any third-party: (a) documents, data, content or specifications; (b) Open Source Components or other software, hardware or other products, facilities, equipment or devices; and (c) accessories, components, parts or features of any of the foregoing.

“Trademark” means Licensor’s registered trademarks “WISEKEY” (WIPO Reg. No. 919210), together with any associated logos, stylized forms, and design elements approved by Licensor, and all renewals.

2.	License.

2.1 License Grant. Subject to and conditioned on Licensee’s payment of Fees and compliance with all other terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive, non-sublicensable, and non-transferable (except in compliance with this Agreement) license to use (i) the Software and Documentation and (ii) the Trademark, solely for the Permitted Use during the Term. All rights not expressly granted herein are reserved by Licensor, including the right to use or license the Software or Trademark outside of the Permitted Use.

2.2 Sublicensing. Licensee may grant sublicenses under the license granted in Section 2.1 to its Affiliates or, with Licensor’s prior written consent, to third parties. All sublicenses must be in writing, and (a) include an agreement by the sublicensee to be bound by the terms and conditions of this Agreement; (b) acknowledge Licensor’s right to enforce its rights hereunder; (c) provide that the term of the sublicense thereunder may not extend beyond the Term; and (d) indicate that Licensor is a third party beneficiary and entitled to enforce the terms and conditions of the sublicense. Licensee shall enforce all sublicenses at its cost and shall be responsible for the acts and omissions of its sublicensees. Any sublicense granted to a third party must prohibit such third-party sublicensee from further sublicensing without Licensor’s prior written consent.

2.3 Open Source Licenses. The Software includes Open Source Components licensed under Apache 2.0 (each, an “Open Source License”). Any use of the Open Source Components by Licensee is governed by, and subject to, the terms and conditions of the Open Source License(s).

2.4 Subject to and conditioned on Licensee’s payment of Fees and compliance with all other terms and conditions of this Agreement, Licensor will provide services to Licensee, as set forth in Exhibit A (the “Services”) during the Term.

3. License Restrictions. Except as this Agreement expressly permits, and subject to Section 2.2 with respect to Open Source Components, Licensee shall not, and shall not permit any other Person to:

(a) modify, correct, adapt, translate, enhance, or otherwise prepare derivative works or improvements of any Software;

(b) rent, lease, lend, sell, sublicense, assign, distribute, publish, transfer, or otherwise make available the Trademark or the Software to any third party;

(c) reverse engineer, disassemble, decompile, decode, or adapt the Software, or otherwise attempt to derive or gain access to the source code of the Software, in whole or in part;

(d) bypass or breach any security device or protection used for or contained in the Software or Documentation;

(e) remove, delete, efface, alter, obscure, translate, combine, supplement, or otherwise change any trademarks, terms of the Documentation, warranties, disclaimers, or Intellectual Property Rights, proprietary rights or other symbols, notices, marks, or serial numbers on or relating to any copy of the Software or Documentation;

(f) use the Trademark or the Software in any manner or for any purpose that infringes, misappropriates, or otherwise violates any Intellectual Property Right or other right of any Person, or that violates any applicable Law;

(g) use the Software in or in connection with the design, construction, maintenance, operation, or use of any hazardous environments, systems, or applications, any safety response systems or other safety-critical applications, or any other use or application in which the use or failure of the Software could lead to personal injury or severe physical or property damage; or

(h) use (i) the Trademark, Software or Documentation other than for the Permitted Use or in any manner or for any purpose or application not expressly permitted by this Agreement or (ii) any Open Source Components in any manner or for any purpose or application not expressly permitted by the controlling Open Source License.

4. Delivery. Licensor shall deliver one copy of the Software electronically, on tangible media, or by other means, in Licensor’s sole discretion, to Licensee within 30 days of the date on which Licensee has requested such delivery.

5. Maintenance Releases. During the Term, Licensor will provide Licensee with all Maintenance Releases (including updated Documentation) that Licensor may, in its sole discretion, make generally available to its licensees at no additional charge. All Maintenance Releases provided by Licensor to Licensee are deemed Software. Licensee will install all Maintenance Releases as soon as practicable after receipt.

6. Fees and Payment.

6.1 License Fees. Licensee shall pay Licensor the license fees set forth in Exhibit B in accordance with that exhibit and the terms of this Section 6.

6.2 Taxes. All Fees and other amounts payable by Licensee under this Agreement are exclusive of taxes and similar assessments. Without limiting the foregoing, Licensee is responsible for all sales, use, and excise taxes, and any other similar taxes, duties, and charges of any kind imposed by any federal, state, or local governmental or regulatory authority on any amounts payable by Licensee hereunder, other than any taxes imposed on Licensor’s income.

6.3 Payment. Licensee shall pay all amounts due and owing under this Agreement as provided in Exhibit B. Licensee shall make all payments hereunder in US dollars by wire transfer of immediately available funds to the account specified by Licensor in writing from time to time.

6.4 Late Payment. If Licensee fails to make any payment when due then, in addition to all other remedies that may be available to Licensor:

(a) Licensor may charge interest on the past due amount at the rate of 1.5% per month calculated daily and compounded monthly or, if lower, the highest rate permitted under applicable Law;

(b) Licensee shall reimburse Licensor for all reasonable costs incurred by Licensor in collecting any late payment of amounts due or related interest, including attorneys’ fees, court costs, and collection agency fees; and

(c) if such failure continues for 30 days following written notice thereof, Licensor may: (i) disable Licensee’s use of the Software (including by means of a disabling code, technology or device); (ii) withhold, suspend or revoke its grant of a license hereunder; and/or (iii) terminate this Agreement under Section 13.2(a) or Section 13.2(b), as applicable.

6.5 No Deductions or Setoffs. All amounts payable to Licensor under this Agreement shall be paid by Licensee to Licensor in full without any setoff, recoupment, counterclaim, deduction, debit or withholding for any reason (other than any deduction or withholding of tax as may be required by applicable Law).

7. Audits.

7.1 Audit Procedure. Licensor or its nominee (including its accountants and auditors) may, on 15 days’ notice, inspect and audit Licensee’s use of the Software and Trademark under this Agreement at any time during the Term. All audits will be conducted during regular business hours and in a manner that does not unreasonably interfere with Licensee’s business operations. Licensee shall make available all such books, records, equipment, information, and personnel, and provide all such cooperation and assistance, as may reasonably be requested by or on behalf of Licensor with respect to such audit.

7.2 Results of Audit. If the report shows that payments made by Licensee are deficient, Licensee shall pay Licensor the deficient amount plus interest on the deficient amount, calculated in accordance with Section 6.4, within fifteen (15) days after Licensee’s receipt of the audit report.

8. Confidentiality.

8.1 Confidential Information. In connection with this Agreement, each Party (the “Disclosing Party”) may disclose or make available Confidential Information to the other Party (the “Receiving Party”). Subject to Section 8.2, “Confidential Information” means information in any form or medium (whether oral, written, electronic, or other) that the Disclosing Party considers confidential or proprietary, including information consisting of or relating to the Disclosing Party’s technology, trade secrets, know-how, business operations, plans, strategies, customers and pricing, and information with respect to which the Disclosing Party has contractual or other confidentiality obligations, whether or not marked, designated, or otherwise identified as “confidential.” Without limiting the foregoing: (a) the Software and Documentation are the Confidential Information of Licensor; and (b) the terms and existence of this Agreement are the Confidential Information of each of the Parties.

8.2 Exclusions. Confidential Information does not include information that the Receiving Party can demonstrate by written or other documentary records: (a) was rightfully known to the Receiving Party without restriction on use or disclosure prior to such information being disclosed or made available to the Receiving Party in connection with this Agreement; (b) was or becomes generally known by the public other than by the Receiving Party’s or any of its Representatives’ noncompliance with this Agreement; (c) was or is received by the Receiving Party on a non-confidential basis from a third party that, to the Receiving Party’s knowledge, was not or is not, at the time of such receipt, under any obligation to maintain its confidentiality; or (d) the Receiving Party can demonstrate by written or other documentary records was or is independently developed by the Receiving Party without reference to or use of any Confidential Information.

8.3 Protection of Confidential Information. As a condition to being provided with any disclosure of or access to Confidential Information, the Receiving Party shall during the Term and for 2 years thereafter:

(a) not access or use Confidential Information other than as necessary to exercise its rights or perform its obligations under and in accordance with this Agreement;

(b) except as may be permitted under the terms and conditions of Section 8.4, not disclose or permit access to Confidential Information other than to its Representatives who: (i) need to know such Confidential Information for purposes of the Receiving Party’s exercise of its rights or performance of its obligations under and in accordance with this Agreement; (ii) have been informed of the confidential nature of the Confidential Information and the Receiving Party’s obligations under this Section 9; and (iii) are bound by confidentiality and restricted use obligations at least as protective of the Confidential Information as the terms set forth in this Section 8;

(c) safeguard the Confidential Information from unauthorized use, access or disclosure using at least the degree of care it uses to protect its similarly sensitive information and in no event less than a reasonable degree of care; and

(d) ensure its Representatives’ compliance with, and be responsible and liable for any of its Representatives’ non-compliance with, the terms of this Section 8.

Notwithstanding any other provisions of this Agreement, the Receiving Party’s obligations under this Section 8 with respect to any Confidential Information that constitutes a trade secret under any applicable Law will continue until such time, if ever, as such Confidential Information ceases to qualify for trade secret protection under one or more such applicable Laws other than as a result of any act or omission of the Receiving Party or any of its Representatives.

8.4 Compelled Disclosures. If the Receiving Party or any of its Representatives is compelled by applicable Law to disclose any Confidential Information then, to the extent permitted by applicable Law, the Receiving Party will: (a) promptly, and prior to such disclosure, notify the Disclosing Party in writing of such requirement so that the Disclosing Party can seek a protective order or other remedy or waive its rights under Section 8.3; and (b) provide reasonable assistance to the Disclosing Party, at the Disclosing Party’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure. If the Disclosing Party waives compliance or, after providing the notice and assistance required under this Section 8.4, the Receiving Party remains required by Law to disclose any Confidential Information, the Receiving Party will disclose only that portion of the Confidential Information that, on the advice of the Receiving Party’s legal counsel, the Receiving Party is legally required to disclose and, on the Disclosing Party’s request, will use commercially reasonable efforts to obtain assurances from the applicable court or other presiding authority that such Confidential Information will be afforded confidential treatment.

9. Intellectual Property Rights.

9.1 Intellectual Property Ownership. Licensee acknowledges and agrees that:

(a) the Trademark, Software and Documentation are licensed, not sold, to Licensee by Licensor and Licensee does not have under or in connection with this Agreement any ownership interest in the Trademark, Software or Documentation, or in any related Intellectual Property Rights;

(b) Licensor is the sole and exclusive owner of all right, title, and interest in and to the Trademark, Software and Documentation, including all Intellectual Property Rights relating thereto, subject only to the rights of third parties in Open Source Components and the limited license granted to Licensee under this Agreement; and

(c) Licensee hereby unconditionally and irrevocably assigns to Licensor or Licensor’s designee, its entire right, title, and interest in and to any Intellectual Property Rights that Licensee may now or hereafter have in or relating to the Trademark, Software or Documentation (including any rights in derivative works or patent improvements relating to either of them), whether held or acquired by operation of law, contract, assignment or otherwise.

9.2 Licensee Cooperation and Notice of Infringement. Licensee shall, during the Term:

(a) take all commercially reasonable measures to safeguard the Trademark, Software and Documentation (including all copies thereof) from infringement, misappropriation, theft, misuse, or unauthorized access;

(b) at Licensor’s expense, take all such steps as Licensor may reasonably require to assist Licensor in maintaining the validity, enforceability and Licensor’s ownership of the Intellectual Property Rights in the Trademark, Software and Documentation;

(c) promptly notify Licensor in writing if Licensee becomes aware of: (i) any actual or suspected infringement, misappropriation or other violation of Licensor’s Intellectual Property Rights in or relating to the Trademark, Software or Documentation; or (ii) any claim that the Trademark, Software or Documentation, including any production, use, marketing, sale or other disposition of the Trademark, Software or Documentation, in whole or in part, infringes, misappropriates or otherwise violates the Intellectual Property Rights or other rights of any Person; and

(d) at Licensor’s sole expense, fully cooperate with and assist Licensor in all reasonable ways in the conduct of any Action by Licensor to prevent or abate any actual or threatened infringement, misappropriation or violation of Licensor’s rights in, and to attempt to resolve any Actions relating to, the Trademark, Software or Documentation, including having Licensee’s employees testify when requested and making available for discovery or trial relevant records, papers, information, samples, specimens and the like.

9.3 No Implied Rights. Except for the limited rights and licenses expressly granted under this Agreement, nothing in this Agreement grants, by implication, waiver, estoppel or otherwise, to Licensee or any third party any Intellectual Property Rights or other right, title, or interest in or to any of the Trademark, Software or Documentation.

10. Representations and Warranties.

10.1 Mutual Representations and Warranties. Each Party represents, warrants, and covenants to the other Party that:

(a) it is duly organized, validly existing and in good standing as a corporation or other entity under the Laws of the jurisdiction of its incorporation or other organization;

(b) it has the full right, power, and authority to enter into and perform its obligations and grant the rights, licenses, and authorizations it grants and is required to grant under this Agreement;

(c) the execution of this Agreement by its representative whose signature is set forth at the end of this Agreement has been duly authorized by all necessary corporate or organizational action of such Party; and

(d) when executed and delivered by both Parties, this Agreement will constitute the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms.

10.2 DISCLAIMER OF WARRANTIES. ALL LICENSED TRADEMARK, SOFTWARE, DOCUMENTATION AND OTHER PRODUCTS, INFORMATION, MATERIALS, AND SERVICES PROVIDED BY LICENSOR ARE PROVIDED “AS IS.” LICENSOR SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT, AND ALL WARRANTIES ARISING FROM COURSE OF DEALING, USAGE, OR TRADE PRACTICE. WITHOUT LIMITING THE FOREGOING, LICENSOR MAKES NO WARRANTY OF ANY KIND THAT THE LICENSED SOFTWARE OR DOCUMENTATION, OR ANY PRODUCTS OR RESULTS OF THE USE THEREOF, WILL MEET LICENSEE’S OR OTHER PERSONS’ REQUIREMENTS, OPERATE WITHOUT INTERRUPTION, ACHIEVE ANY INTENDED RESULT, BE COMPATIBLE OR WORK WITH ANY SOFTWARE, SYSTEMS, OR OTHER SERVICES, OR BE SECURE, ACCURATE, COMPLETE, FREE OF HARMFUL CODE OR ERROR FREE. ALL OPEN SOURCE COMPONENTS AND OTHER THIRD-PARTY MATERIALS ARE PROVIDED “AS IS” AND ANY REPRESENTATION OR WARRANTY OF OR CONCERNING ANY OF THEM IS STRICTLY BETWEEN LICENSEE AND THE THIRD-PARTY OWNER OR DISTRIBUTOR OF SUCH OPEN SOURCE COMPONENTS AND THIRD-PARTY MATERIALS.

11. Indemnification.

11.1 Licensor Indemnification. Licensor shall indemnify, defend, and hold harmless Licensee and Licensee’s officers, directors, employees, agents, permitted successors and permitted assigns (each, a “Licensee Indemnitee”) from and against any and all Losses incurred by the Licensee Indemnitee resulting from any Action by a third party that the Trademark, Software or Documentation, or any use of the Trademark, Software or Documentation in accordance with this Agreement, infringes or misappropriates such third party’s Intellectual Property Rights. This Section 11.1 does not apply to the extent that the alleged infringement arises from:

(a) Open Source Components or other Third-Party Materials;

(b) combination, operation, or use of the Software in or with, any technology (including any software, hardware, firmware, system, or network) or service not provided by Licensor or specified for Licensee’s use in the Documentation, unless otherwise expressly permitted by Licensor in writing;

(c) modification of the Software other than: (i) by Licensor or its contractor in connection with this Agreement; or (ii) with Licensor’s express written authorization and in strict accordance with Licensor’s written directions and specifications;

(d) use of any version of the Software other than the most current version or failure to timely implement any Maintenance Release, modification, update, or replacement of the Software made available to Licensee by Licensor;

(e) use of the Trademark, Software after Licensor’s notice to Licensee of such activity’s alleged or actual infringement, misappropriation, or other violation of a third party’s rights;

(f) negligence, abuse, misapplication, or misuse of the Trademark, Software or Documentation by or on behalf of Licensee, Licensee’s Representatives, or a third party;

(g) use of the Trademark, Software or Documentation by or on behalf of Licensee that is outside the purpose, scope, or manner of use authorized by this Agreement or in any manner contrary to Licensor’s instructions;

(h) events or circumstances outside of Licensor’s commercially reasonable control (including any third-party hardware, software, or system bugs, defects, or malfunctions); or

(i) Third-Party Claims or Losses for which Licensee is obligated to indemnify Licensor pursuant to Section 11.2.

11.2 Licensee Indemnification. Licensee shall indemnify, defend, and hold harmless Licensor and its Affiliates, and each of its and their respective officers, directors, employees, agents, subcontractors, permitted successors and permitted assigns (each, a “Licensor Indemnitee”) from and against any and all Losses incurred by Licensor Indemnitee resulting from any Action by a third party:

(a) that any Intellectual Property Rights or other right of any Person, or any Law, is or will be infringed, misappropriated, or otherwise violated by any:

(i) use or combination of the Software by or on behalf of Licensee or any of its Representatives with any hardware, software, system, network, service, or other matter whatsoever that is neither provided by Licensor nor authorized by Licensor in this Agreement and the Documentation or otherwise in writing; and

(ii) information, materials, or technology directly or indirectly provided by Licensee or directed by Licensee to be installed, combined, integrated, or used with, as part of, or in connection with the Software or Documentation;

(b) relating to facts that, if true, would constitute a breach by Licensee of any representation, warranty, covenant, or obligation under this Agreement;

(c) relating to negligence, abuse, misapplication, misuse or more culpable act or omission (including recklessness or willful misconduct) by or on behalf of Licensee or any of its Representatives with respect to the Trademark, Software or Documentation or otherwise in connection with this Agreement; or

(d) relating to use of the Trademark, Software or Documentation by or on behalf of Licensee or any of its Representatives that is outside the purpose, scope or manner of use authorized by this Agreement or the Documentation, or in any manner contrary to Licensor’s instructions.

11.3 Indemnification Procedure. Each Party shall promptly notify the other Party in writing of any Action for which such Party believes it is entitled to be indemnified pursuant to Section 11.1 or Section 11.2. The Party seeking indemnification (the “Indemnitee”) shall cooperate with the other Party (the “Indemnitor”) at the Indemnitor’s sole cost and expense.

The Indemnitor shall promptly assume control of the defense and investigation of such Action and shall employ counsel of its choice to handle and defend the same, at the Indemnitor’s sole cost and expense. The Indemnitee may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing. The Indemnitor shall not settle any Action without the Indemnitee’s prior written consent , which shall not be unreasonably withheld or delayed. If the Indemnitor fails or refuses to assume control of the defense of such Action, the Indemnitee shall have the right, but no obligation, to defend against such Action, including settling such Action after giving notice to the Indemnitor, in each case in such manner and on such terms as the Indemnitee may deem appropriate. The Indemnitee’s failure to perform any obligations under this Section 11.3 will not relieve the Indemnitor of its obligations under this Section 11, except to the extent that the Indemnitor can demonstrate that it has been materially prejudiced as a result of such failure.

11.4 Mitigation. If the Trademark, Software, or any part of the Software, is, or in Licensor’s opinion is likely to be, claimed to infringe, misappropriate, or otherwise violate any third-party Intellectual Property Right, or if Licensee’s use of the Trademark or Software is enjoined or threatened to be enjoined, Licensor may, at its option and sole cost and expense:

(a) obtain the right for Licensee to continue to use the Trademark or Software as contemplated by this Agreement;

(b) modify or replace the Software, in whole or in part, to seek to make the Software non-infringing, while providing materially equivalent features and functionality, and such modified or replacement software will constitute Software under this Agreement; or

(c) if, after Licensor’s exercise of commercially reasonable efforts, none of the remedies set forth in the above Section 11.4(a) or Section 11.4(b) is reasonably available to Licensor, terminate this Agreement, in its entirety or with respect to the affected part or feature of the Software, effective immediately on written notice to Licensee, in which event:

(i) Licensee shall cease all use of the Software and Documentation immediately on receipt of Licensee’s notice; and

(ii) provided that Licensee fully complies with its post-termination obligations set forth in Section 13.3, Licensor shall promptly refund to Licensee, on a pro rata basis, the share of any license fees prepaid by Licensee for the future portion of the Term that would have remained but for such termination.

11.5 Sole Remedy. THIS SECTION 11 SETS FORTH LICENSEE’S SOLE REMEDIES AND LICENSOR’S SOLE LIABILITY AND OBLIGATION FOR ANY ACTUAL, THREATENED, OR ALLEGED CLAIMS THAT THE TRADEMARK, SOFTWARE OR DOCUMENTATION OR ANY SUBJECT MATTER OF THIS AGREEMENT INFRINGES, MISAPPROPRIATES, OR OTHERWISE VIOLATES ANY INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

12. Limitations of Liability.

12.1 EXCLUSION OF DAMAGES. EXCEPT AS OTHERWISE PROVIDED IN SECTION 12.3, IN NO EVENT WILL LICENSOR, OR ANY OF ITS LICENSORS, SERVICE PROVIDERS, OR SUPPLIERS BE LIABLE UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER UNDER ANY LEGAL OR EQUITABLE THEORY, INCLUDING BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, AND OTHERWISE, FOR ANY (a) INCREASED COSTS, DIMINUTION IN VALUE OR LOST BUSINESS, PRODUCTION, REVENUES OR PROFITS, (b) LOSS OF GOODWILL OR REPUTATION, (c) USE, INABILITY TO USE, LOSS, INTERRUPTION, DELAY OR RECOVERY OF ANY LICENSED SOFTWARE OR OPEN SOURCE COMPONENTS OR OTHER THIRD-PARTY MATERIALS, (d) LOSS, DAMAGE, CORRUPTION, OR RECOVERY OF DATA, OR BREACH OF DATA OR SYSTEM SECURITY, (e) COST OF REPLACEMENT GOODS OR SERVICES, OR (f) CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, ENHANCED, OR PUNITIVE DAMAGES, IN EACH CASE REGARDLESS OF WHETHER SUCH PERSONS WERE ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES OR SUCH LOSSES OR DAMAGES WERE OTHERWISE FORESEEABLE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

12.2 CAP ON MONETARY LIABILITY. EXCEPT AS EXPRESSLY OTHERWISE PROVIDED IN SECTION 12.3, IN NO EVENT WILL THE AGGREGATE LIABILITY OF LICENSOR ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING UNDER OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR ANY OTHER LEGAL OR EQUITABLE THEORY, EXCEED THE TOTAL AMOUNTS PAID AND AMOUNTS ACCRUED BUT NOT YET PAID TO LICENSOR UNDER THIS AGREEMENT IN THE 2-YEAR PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM. THE FOREGOING LIMITATIONS APPLY EVEN IF ANY REMEDY FAILS OF ITS ESSENTIAL PURPOSE.

12.3 Exceptions. The exclusions and limitations in Section 12.1 and Section 12.2 do not apply to Licensor’s obligations under Section 11 (Indemnification) or liability for Licensor’s gross negligence or willful misconduct.

13. Term and Termination.

13.1 Term. The term of this Agreement commences as of the Effective Date and continues indefinitely, unless terminated earlier pursuant to any of the Agreement’s express provisions (the “Term”).

13.2 Termination. This Agreement may be terminated at any time:

(a) by Licensor, effective on written notice to Licensee, if Licensee fails to pay any amount when due under this Agreement, where such failure continues more than 30 days after Licensor’s delivery of written notice thereof (“Payment Failure”);

(b) by Licensor, immediately on written notice to Licensee if 3 or more Payment Failures occur in any 12-month period;

(c) by either Party, effective on written notice to the other Party, if the other Party materially breaches this Agreement and such breach: (i) is incapable of cure; or (ii) being capable of cure, remains uncured 30 days after the non-breaching Party provides the breaching Party with written notice of such breach;

(d) by Licensor, effective immediately, if the Licensee: (i) is dissolved or liquidated or takes any corporate action for such purpose; (ii) becomes insolvent or is generally unable to pay its debts as they become due; (iii) becomes the subject of any voluntary or involuntary bankruptcy proceeding under any domestic or foreign bankruptcy or insolvency Law; (iv) makes or seeks to make a general assignment for the benefit of its creditors; or (v) applies for, or consents to, the appointment of a trustee, receiver or custodian for a substantial part of its property.

13.3 Effect of Termination or Expiration.

(a) On the termination date of this Agreement

(i) all rights, licenses and authorizations granted to licensee hereunder will immediately terminate and Licensee will (A) immediately cease all use of and other activities with respect to the Trademark, Software and Documentation; (B) within 15 days deliver to Licensor, or at Licensor’s written request destroy, and permanently erase from all devices and systems Licensee directly or indirectly controls, the Software, the Documentation and the Licensor’s Confidential Information, including all documents, files, and tangible materials (and any partial and complete copies) containing, reflecting, incorporating, or based on any of the foregoing, whether or not modified or merged into other materials; and (C) certify to Licensor in a signed written instrument that it has complied with the requirements of this Section 13.3; and

(ii) all amounts payable by Licensee to Licensor of any kind under this Agreement are immediately payable and due no later than 15 days after the effective date of the termination of this Agreement.

13.4 Surviving Terms. The provisions set forth in the following sections, and any other right, obligation or provision under this Agreement that, by its nature, should survive termination or expiration of this Agreement, will survive any expiration or termination of this Agreement: this Section 13.4, Section 1, Section 6, Section 7, Section 8, Section 9, Section 11, Section 12, and Section 14.

14. Miscellaneous.

14.1 Further Assurances. On a Party’s reasonable request, the other Party shall, at the requesting Party’s sole cost and expense, execute and deliver all such documents and instruments, and take all such further actions, as may be necessary to give full effect to this Agreement.

14.2 Relationship of the Parties. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement will be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and neither Party shall have authority to contract for or bind the other Party in any manner whatsoever.

14.3 Public Announcements. Neither Party shall issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement or, unless expressly permitted under this Agreement, otherwise use the other Party’s trademarks, service marks, trade names, logos, domain names, or other indicia of source, association or sponsorship, in each case, without the prior written consent of the other Party, which shall not be unreasonably delayed or withheld, provided, however, that Licensor may, without Licensee’s consent, include Licensee’s name and other indicia in its lists of Licensor’s current or former customers of Licensor in promotional and marketing materials.

14.4 Notices. Any notice, request, consent, claim, demand, waiver, or other communication under this Agreement have legal effect only if in writing and addressed to a Party to such other address or such other person that such addressee Party may designate from time to time.

Notices sent in accordance with this Section 14.4 will be deemed effectively given: (a) when received, if delivered by hand, with signed confirmation of receipt; (b) when received, if sent by a nationally recognized overnight courier, signature required; (c) when sent, if by facsimile or email, (in each case, with confirmation of transmission), if sent during the addressee’s normal business hours, and on the next Business Day, if sent after the addressee’s normal business hours; and (d) on the second day after the date mailed by certified or registered mail, return receipt requested, postage prepaid.

14.5 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” are deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) words denoting the singular have a comparable meaning when used in the plural, and vice versa; and (e) words denoting any gender include all genders. Unless the context otherwise requires, references in this Agreement: (x) to sections, exhibits, schedules, attachments, and appendices mean the sections of, and exhibits, schedules, attachments, and appendices to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Parties intend this Agreement to be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The exhibits, schedules, attachments, and appendices referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

14.6 Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

14.7 Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

14.8 Assignment. Licensee shall not assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance under this Agreement, in each case whether voluntarily, involuntarily, by operation of law, or otherwise, without Licensor’s prior written consent, which consent shall not unreasonably be delayed or withheld. Any purported assignment, delegation, or transfer in violation of this Section 14.8 is void. This Agreement is binding on and inures to the benefit of the Parties hereto and their respective successors and permitted assigns.

14.9 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer on any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

14.10 Amendment and Modification; Waiver. No amendment to or modification or termination of this Agreement is effective unless it is in writing and signed by an authorized representative of each Party. No waiver by any Party of any of the provisions hereof is effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

14.11 Severability. If any provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. On such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

14.12 Governing Law; Submission to Jurisdiction. This Agreement is governed by and construed in accordance with the internal laws of Switzerland without giving effect to any choice or conflict of law provision or rule that would require or permit the application of the laws of any other jurisdiction. Any legal suit, action, or proceeding arising out of this Agreement or the licenses granted hereunder will be instituted exclusively in the competent courts of Geneva, Switzerland, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding.

[SIGNATURE PAGE FOLLOWS]

The Parties hereto have executed this Agreement as of the date first above written.

The Parties hereto have executed this Agreement as of the date first above written.

WISeKey SA		WISeSat.Space Corp

By:	/s/ Carlos Moreira	By:	/s/ Carlos Moreira
Name:	Carlos Moreira	Name:	Carlos Moreira
Title:	CEO	Title:	CEO

By:	/s/ John O’Hara	By:	/s/ John O’Hara
Name:	John O’Hara	Name:	John O’Hara
Title:	CFO	Title:	CFO

EXHIBIT A
SERVICES

1.	Level 2 Technical Support. For purposes of this Agreement, “Level 2 Technical Support” shall mean advanced technical assistance provided by Licensor to address issues related to Software that cannot be resolved through Licensee’s initial (level 1) support efforts. This includes, but is not limited to, diagnosing and resolving complex technical issues, providing workarounds, and addressing software bugs or performance problems affecting the issuance of digital certificates.

2.	Scope of Support. Licensor shall provide Level 2 Technical Support to Licensee during the term of this Agreement. Such support shall include:

●	Access to qualified technical support personnel via email, phone, or a designated support portal, available during Licensor’s standard business hours (Monday through Friday, 9:00 AM to 5:00 PM in Licensor’s local time zone, excluding public holidays).

●	Response to support requests within twelve (12) business hours of receipt.

●	Reasonable efforts to diagnose and resolve reported issues or provide a workaround within a commercially reasonable timeframe.

●	Provision of software updates or patches to address bugs or security vulnerabilities in the Software, as such updates become available.

3.	Support Limit: Level 2 Technical Support is limited to a maximum of two (2) support requests per month, unless otherwise agreed in writing. Additional requests may be subject to additional fees at Licensor’s standard rates.

4.	Exclusions. Level 2 Technical Support does not include:

●	Support for issues caused by Licensee’s or its customers’ hardware, network, or third-party software not provided by Licensor.

●	Support for modifications to Licensed Software made by Licensee or third parties without Licensor’s prior written consent.

●	On-site support, unless mutually agreed upon in writing and subject to additional fees.

5.	Support Fees. Level 2 Technical Support shall be provided at no additional cost to Licensee, provided the Licensee is current on all payments due under this Agreement. Licensor reserves the right to charge reasonable additional fees for support services outside the scope of this provision, subject to prior written agreement with Licensee.